Exhibit 10.17

Liquent Inc. (formerly ESPS Inc.)

Employment Agreement Amendment

This Amendment (the “Amendment”) to the Employment Agreement by and between Liquent Inc. (formerly ESPS Inc.) (the “Company”) and R. Richard Dool (the “Executive”), originally executed November 27, 2000, and as amended February 8, 2001 and October 3, 20002 (the “Employment Agreement”), is entered into as of this 29th day of October, 2002.

WHEREAS, the Company and the Executive are presently parties to the Employment Agreement; and

WHEREAS, in accordance with the terms of the Employment Agreement, the Executive’s term of employment is scheduled to expire at 6:00 p.m. Eastern Time on November 27, 2002; and

WHEREAS, the Company has previously undergone a Change of Control (as defined in the Employment Agreement) pursuant to which the Executive has received the Change of Control  benefits provided under the Employment Agreement; and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to extend the Executive’s term of employment and remove the provisions relating to the Change of Control benefits.

NOW, THEREFORE, the Employment Agreement is hereby amended as follows:

1.             The first and second paragraphs of the section captioned “Term of Employment” are deleted in their entirety and replaced with the following:

Your employment under this Agreement commenced on November 27, 2000 (the “Effective Date”) and shall continue until December 31, 2003 (the “Term”).  Unless sooner terminated under this Agreement, the Term shall be extended automatically (without further action by you or the Company) by one additional year first on January 1, 2004, and on each succeeding anniversary thereafter, unless prior to the end of the Term (including any prior extension thereof), either you or the Company shall have notified the other in writing of its intention not to extend the Term.  Upon notice of non-extension, the Executive’s employment hereunder shall terminate on the close of the business on the last day of the Term.

2.             All provisions of the Employment Agreement added by the amendment dated February 8, 2001 are hereby deleted in their entirety.

3.             The “Change of Control provision” added to the Employment Agreement by virtue of Section 1 of the amendment dated October 3, 2001 is hereby deleted in its entirety.

4.             The “Severance provision” added to the Employment Agreement by section 2 of the amendment dated October 3, 2001 is hereby amended by deleting the phrase “or in the event of a change of control (as indicated above),” located in the first sentence of the paragraph of such section 2.

5.             The second paragraph of the Employment Agreement (immediately following subsection (v) of the definition of Cause) of the section captioned “For Cause” is hereby deleted in its entirety.

6.             The definition of Good Reason, as provided in the section of the Employment Agreement captioned “Good Reason” is amended by adding the following new clause to the end thereof:

(iii)  your delivery of written notice of resignation at any time and for any reason during the period commencing on the nine (9) month anniversary of a Change of Control and ending on the twelve (12) month anniversary of a Change of Control; provided, that no Change of Control transaction which occurred prior to September 1, 2002 shall constitute a Change of Control for such purposes.

7.             Except as provided herein and to the extent necessary to give full effect to the provisions of this Amendment, the terms of the Employment Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have entered into this Amendment effective as of the date first above written.

LIQUENT INC.

/s/ Vincent A. Chippari
By: Vincent A. Chippari
Title: Vice President

/s/ R. Richard Dool
R. Richard Dool